EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), entered into on September 8, 2006, by and between iCAD, Inc., a Delaware corporation (the “Company”), and Darlene M. Deptula-Hicks (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as its Executive Vice President of Finance and Chief Financial Officer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment upon such terms;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES

1.1. Term of Employment. The Executive’s employment under this Agreement shall commence on September  11, 2006 (the “Start Date”) and shall continue until December 31, 2008, (such period being herein referred to as the “Initial Term,” and the period from the Start Date through December 31, 2006 and any year thereafter ending on December 31 shall be referred to as an “Employment Year”). After the Initial Term and on the last day of any Employment Year thereafter, this Agreement shall be automatically renewed for successive one year periods (each such period being referred to as a “Renewal Term”), unless, more than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either the Executive or the Company gives written notice that employment will not be renewed, whereupon the term of the Executive’s employment (the “Term”) shall terminate upon the expiration of the Initial Term or the then current Renewal Term, unless sooner terminated pursuant to Section 5 hereof.

1.2. General.

1.2.1. During the Term, the Executive shall have the title of Executive Vice President of Finance and Chief Financial Officer of the Company and shall have such duties as may be from time to time delegated to her by the Chief Executive Officer and the Board of Directors of the Company (the “Board”). The Executive shall faithfully and diligently discharge her duties hereunder and use her best efforts to implement the policies established by the Board. The Executive's responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

The Executive shall devote all of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, in furtherance of the business and activities of the Company, provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for serving as a director and member of a committee of the board of directors of any of the organizations or corporations of which the Executive currently serves or may serve in the future so long as (i) such activities involve no conflict of interest with the interests of the Company, (ii) the Executive notifies the Board of Directors of the Company of any new appointment and the Board does not object to such appointment, and (iii) such activities do not materially interfere with the performance of the Executive’s duties and responsibilities under this Agreement.

1.3. Reimbursement of Expenses.

(a) The Company shall pay to the Executive the reasonable expenses incurred by her in the performance of her duties hereunder, including, without limitation, those incurred in connection with the use of an automobile, business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse her for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company's policy.

(b) The Company shall pay to the Executive an automobile expense allowance in the amount of $1,000 per month. The Executive shall pay all the expenses of maintaining, insuring and operating such automobile.

1.4 Consideration. In consideration for the Executive’s execution of this Agreement, the Company agrees that the Executive shall become employed by the Company as set forth in this Agreement, the Executive shall be permitted access to the Company’s confidential information and shall be eligible to receive post-Term severance payments (Sections 5.4.2 and 5.4.3) as set forth in this Agreement (subject to her compliance with Sections 7 and 8 of this Agreement). The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

2. COMPENSATION

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of two hundred five thousand dollars ($205,000.00) per annum during the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-monthly basis in accordance with the payroll practices of the Company, with such increases as may be determined by the Board from time to time.

2.2. Signing Bonus. In addition to the Base Salary, the Company shall pay to the Executive a signing bonus of $20,000, which bonus shall be paid with the Company’s first payroll following the commencement of the Term.

2.3. Incentive Bonus. The Executive shall be eligible to receive, for each Employment Year during the Term (other than the year ending December 31, 2006), an annual incentive bonus in each calendar year ending December 31 of up to an amount equal to $82,000 (the “Incentive Bonus”) if the Company achieves goals and objectives mutually agreed upon in writing by the Board of Directors and the Executive for each Employment Year; provided, however, that the Incentive Bonus for the year ending December 31, 2006 shall be such amount as determined by the Board of Directors but in any event not be less than $27,000. The Incentive Bonus shall be paid in a single lump sum no later than 15 calendar days following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K (or Form 10-KSB) which includes audited financial statements for such Employment Year audited by an independent registered public accounting firm.

2.4. Stock Options.

(a) In addition to the Base Salary and Incentive Bonuses, if any, the Executive shall receive, as incentive compensation, options (“Options”) to purchase up to an aggregate of 275,000 shares (the “Shares”) of common stock of the Company, pursuant to and upon the terms and conditions set forth in the form of Option Agreement (the “Option Agreement”) attached as Exhibit A hereto. The Options shall vest and be exercisable as to 55,000 of the Shares immediately, 55,000 of the Shares on March 31, 2007, 55,000 of the Shares on September 11, 2007, 55,000 of the Shares on September 11, 2008 and 55,000 of the Shares on September 11, 2009, subject to earlier vesting as set forth in this Section 2.4 and Section 5.4.4(ii), and thereafter until September 11, 2011, subject to earlier termination as provided in the Option Agreement, at an exercise price per share equal to the last sales price for the Company's common stock on the date hereof. Vesting of the Options shall accelerate as to the 55,000 Shares to which the Option becomes exercisable at the latest date (to the extent any such Shares remain unvested at the time), upon the closing sale price of the Company’s common stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the Options; (ii) 300% of the exercise price per share of the Options or (iv) 400% of the exercise price per share of the Options.

(b) The Executive agrees not to sell, contract to sell, sell or grant any option, right, warrant or option to purchase, purchase any option or contract to sell, pledge, hypothecate or otherwise transfer or dispose of the Shares prior to September 11, 2007.

2.5. Additional Compensation. In addition to the Base Salary, Additional Salary and the Incentive Bonuses, if any, and the Options, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded her by the Board during or in respect of her employment hereunder.

3. PLACE OF PERFORMANCE. In connection with her employment by the Company, the Executive shall be based at the Company’s principal executive offices in Nashua, New Hampshire, subject to the mutual agreement of the Executive and the Company to relocate her to another office of the Company.

4. EMPLOYEE BENEFITS

4.1. Benefit Plans. The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives (“Benefits”). During the Term, the Benefits described in this Section 4.1 may only be reduced as a result of a general reduction for senior executives.

4.2. Vacation. The Executive shall be entitled to not less than four (4) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5. TERMINATION OF EMPLOYMENT

5.1. General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

5.1.1. Death. The Executive’s employment under this Agreement shall terminate upon her death.

5.1.2. Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from her duties under this Agreement for sixty (60) consecutive days, the Company may terminate the Executive’s employment upon fifteen (15) days prior written notice; provided that the Executive has not returned to full time performance of her duties during such fifteen (15)-day period. For purposes hereof, “Disability” shall mean that the Executive is unable to perform her normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

5.1.3. Good Reason. The Executive may terminate her employment under this Agreement for Good Reason at any time. For purposes of this Agreement, “Good Reason” shall mean:

(i) The failure by the Company to comply with its material obligations and agreements contained in this Agreement;

(ii) A material diminution of the executive responsibilities or title of the Executive with the Company without the consent of the Executive; or

(iii) A reduction by the Company in the Base Salary as in effect on the date hereof, or as the same may be increased from time to time, without the express written consent of the Executive,

provided, however, that the Executive shall have provided the Company with written notice that such actions are occurring and the Company has been afforded a reasonable opportunity of at least thirty (30) days to cure the same.

5.1.4. Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) the failure or refusal by the Executive to substantially perform her obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental incapacity, illness or disease); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least fifteen (15) days to cure same, or

(ii) the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty; or

(iii) a breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv) a breach of fiduciary duty involving personal profit; or

(v) a material act of dishonesty in connection with her employment with the Company; or

(vi) the Executive’s possession or use of illicit drugs, a prohibited substance or alcohol, to such extent that it impairs her ability to perform her duties and responsibilities; or

(vii) the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise. For purposes of this Section 5.1.4(vii), no act, or failure to act, on the part of the Executive shall be considered “gross negligence” or “willful” unless done, “or” omitted to be done, by her in bad faith and without reasonable belief that her action or omission was in the best interest of the Company; or.

(viii) the Executive having committed any violation of, or noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company, including without limitation,  the Executive’s failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

5.2. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3. Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by her death, the date of her death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties on a full-time basis during such fifteen (15)-day period), (c) if the Executive’s employment is terminated pursuant to subsection 5.1.3 or 5.1.4 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, if any, and (d) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

5.4. Compensation Upon Termination.

5.4.1. Termination for Cause. If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive her Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall have no further obligation with respect to this Agreement.

5.4.2. Termination without Cause. Subject to the provisions of subsection 5.4.3 hereof, if, prior to the expiration of the Term, the Executive’s employment hereunder is terminated by the Company without Cause (other than a termination by reason of Disability), or by the Executive for Good Reason, the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall continue to pay the Executive her Base Salary as then in effect for the greater of (i) the remainder of the original Term or (ii) a period of one year (1) year from the Date of Termination (such period being referred to hereinafter as the “Severance Period”), payable in monthly installments and, shall pay a pro rata portion of the Incentive Bonus, if any, earned for the Employment Year through the Date of Termination in the discretion of the Board of Directors, at such time the Incentive Bonus, if any, would otherwise have been payable in accordance with Section 2.3 hereof. In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.

5.4.3. Death During Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5.4 and payments under the Company’s employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.4.4. Termination Following Change in Control.

(i) Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within six (6) months following a Change in Control (as defined below) by the Company without Cause, or by the Executive for Good Reason, then the Company shall pay to the Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), an amount equal to (i) (a) her Base Salary as then in effect for the greater of (x) the remainder of the original Term or (y) a period of one (1) year from the Date of Termination plus (b) an amount equal to the Incentive Bonus which would otherwise been payable in accordance with Section 2.3 hereof for the Employment Year in which the Date of Termination occurs, in monthly installments commencing 30 days following the Date of Termination; or (ii) a lump sum cash payment equal to the present value of the payments otherwise due under clause (i); provided that if such severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

(ii) If within six (6) months after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause, or the Executive shall terminate her employment for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and the Executive, all unvested stock options granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

5.4.5. Termination upon Death or Disability. In the event of the termination of the Executive's employment by reason of death or Disability, the Company shall pay the Executive her Base Salary through the Date of Termination, at the rate then in effect, and all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Executive and/or her beneficiaries shall be entitled to such other Benefits as shall be determined in accordance with the benefit plans maintained by the Company.

6. INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive's employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive's life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall aid in the procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

7. CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

7.1. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, as well as any distributors, vendors, suppliers, customers or other third party of which the Executive shall possess in connection with her employment with the Company, other than such information which (i) can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7.1 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during the Term and for a period of five (5) years thereafter, except as may be required in the course of the performance of her duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive, without the prior written consent of the Company; provided, however, that the Executive understands that Executive shall be prohibited from misappropriating any trade secret at any time during or after the Term.

7.2. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.

7.3. The Executive hereby agrees that she shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside of the United States in which the Company is engaged in business during the Term, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant, advisor or otherwise) competitive with the business activities conducted by the Company, its subsidiaries, or affiliates during the Term which business activities include the CAD (computer aided detection) of breast cancer and colon cancer or any other areas the Company may operate or business activities the Company may engage in.. Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company’s, provided that such stock holdings are not greater than two percent (2%) of the outstanding stock of such corporation.

7.4. The Executive shall not, during the Term and for a period of two years after the Date of Termination, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, distributors or vendors or persons listed on the personnel lists of the Company.

7.5. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 7.3 and 7.4 above shall serve as a prohibition against her from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of her employment), to discontinue or alter her, her or its relationship with the Company.

7.6. (a) The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by her during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of her inventorship;

(b) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of her employment by the Company, it is to be presumed that the Invention was conceived or made during the Term by the Company; and

(c) The Executive agrees that she will not assert any rights to any Invention as having been made or acquired by her prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.7. The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, executive such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

7.8. At no time during or after the Term shall the Executive, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the Company or its officers or directors.

7.9. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the Company’s confidential information and the goodwill associated with the business of the Company. Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent her from obtaining suitable employment after her employment with the Executive ceases or from earning a livelihood. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

8. EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of her reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for her time spent.

9. RIGHTS OF INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company’s request.

10. MISCELLANEOUS

10.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	iCAD, Inc. 4 Townsend West, Suite 17 Nashua, New Hampshire 03063 Attn: Chief Executive Officer

with a copy to:

Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Attn: Robert J. Mittman, Esq.

To the Executive:	Darlene M. Deptula-Hicks
30 Crane Crossing Road
Plaistow, NH 03865

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

10.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3. Binding Effect; Benefits. Executive may not delegate her duties or assign her rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

10.5. Warranty. The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s resume which was provided to the Company by the Executive and other statements made about the Executive’s employment history to the Company by the Executive are true, accurate and complete in all material respects.

10.6. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

10.7. Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the State of New Hampshire, or by a federal court sitting in New Hampshire. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

10.8. Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set her hand, as of the day and year first above written,

THE COMPANY:

iCAD, INC

By:	/s/ Kenneth Ferry
Name:
Title: CEO

EXECUTIVE

/s/ Darlene M. Deptula-Hicks
Darlene M. Deptula-Hicks